                                                                   EXHIBIT 99.2

                              TWE GENERAL PARTNERS
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                         AND OTHER FINANCIAL INFORMATION


                                                                             PAGE
                                                                             ----
Consolidated Financial Statements:
   Balance Sheet............................................................. F-1
   Statement of Operations................................................... F-2
   Statement of Cash Flows................................................... F-3
   Statement of Shareholders' Equity......................................... F-4
   Notes to Consolidated Financial Statements ............................... F-6
Report of Independent Auditors...............................................F-26
Selected Financial Information...............................................F-27
Financial Statement Schedule II-Valuation and Qualifying Accounts............F-28


                                    i







                              TWE GENERAL PARTNERS
                           CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,
                        (MILLIONS, EXCEPT SHARE AMOUNTS)


                                                                             WCI                      ATC
                                                                      ------------------       -----------------
                                                                      2000          1999       2000         1999
                                                                      ----          ----       ----         ----
ASSETS
CURRENT ASSETS
Cash and equivalents...............................................  $    36      $   107      $    -      $    -
Receivables, less allowances of $267 and $290 million..............    1,708        1,528           -           -
Inventories........................................................      164          155           -           -
Prepaid expenses...................................................      883          727           -           -
                                                                     -------       ------      ------      ------

Total current assets...............................................    2,791        2,517           -           -

Investments in and amounts due to and from TWE.....................    2,060        2,476       1,852       2,170
Investments in TW Companies........................................      103          103          60          60
Other investments..................................................    1,361        1,497         457         449
Music catalogues, contracts and copyrights.........................      704          779           -           -
Goodwill...........................................................    3,463        3,612           -           -
Other assets, primarily property, plant and equipment..............      564          497           -           -
                                                                     -------       ------      ------      ------

Total assets.......................................................  $11,046      $11,481      $2,369      $2,679
                                                                     =======      =======      ======      ======

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable...................................................  $   232      $   258      $    -      $    -
Royalties payable..................................................      865          857           -           -
Other current liabilities..........................................      515          534           -           -
                                                                     -------       ------      ------      ------

Total current liabilities..........................................    1,612        1,649           -           -

Long-term liabilities, including $403, $766, $294 and $542
     million due to TW Companies...................................      658        1,095         294         542

SHAREHOLDERS' EQUITY
Common stock, no par value, 1,000 and 20,000 shares
     authorized, 100 and 11,582 shares issued and outstanding......        1            1           1           1
Preferred stock of WCI, $.01 par value, 125 thousand shares
     authorized, 90 thousand shares outstanding and $90 million
     liquidation preference........................................        -            -           -           -
Paid-in capital....................................................    9,931        9,926       2,341       2,338
Retained earnings .................................................      329          833         386         172
                                                                     -------      -------      ------      ------
                                                                      10,261       10,760       2,728       2,511

Due from TW Companies, net.........................................     (899)      (1,437)       (317)        (38)
Reciprocal interest in TW Companies stock..........................     (586)        (586)       (336)       (336)
                                                                     -------      -------      ------      ------

Total shareholders' equity.........................................    8,776        8,737       2,075       2,137
                                                                     -------      -------      ------      ------

Total liabilities and shareholders' equity.........................  $11,046      $11,481      $2,369      $2,679
                                                                     =======      =======      ======      ======


See accompanying notes.

                              TWE GENERAL PARTNERS
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEARS ENDED DECEMBER 31,
                                   (MILLIONS)

                                                              WCI                                  ATC
                                                   --------------------------          ---------------------------
                                                   2000       1999       1998          2000       1999       1998
                                                   ----       ----       ----          ----       ----       ----

Revenues........................................  $4,148     $3,933     $4,112        $    -    $    -      $   -
                                                  ------     ------     ------        ------    ------      -----

Cost of revenues(a).............................  (2,238)    (2,034)    (2,350)            -         -          -
Selling, general and administrative(a)..........  (1,467)    (1,450)    (1,298)            -         -          -
Amortization of goodwill and other intangibles..    (241)      (254)      (261)            -         -          -
                                                  ------     ------     ------        ------    ------       ----

Business segment operating income...............     202        195        203             -         -          -
Equity in pretax income of TWE(a)...............     539      1,724        248           371     1,185        170
Interest expense................................     (10)       (14)       (13)           (1)       (1)        (1)
Other income (expense), net(a)(b)...............    (195)       141         41            36        68         25
                                                  ------     ------      -----         -----    ------      -----

Income before income taxes and cumulative
     effect of accounting change................     536      2,046        479           406     1,252        194
Income taxes(a).................................    (290)      (839)      (261)         (186)     (503)      (102)
                                                  ------     ------      -----          ----     -----       ----

Income before cumulative effect of accounting
     change.....................................     246      1,207        218           220       749         92
Cumulative effect of accounting change, net of
     $135 million income tax benefit for WCI and
     $91 million income tax benefit for ATC.....    (202)         -          -          (136)        -          -
                                                  ------   --------   --------          ----   -------     ------

Net income......................................  $   44     $1,207     $  218         $  84    $  749      $  92
                                                  ======     ======     ======         =====    ======      =====


------------------
(a) Includes the following income (expenses) resulting from transactions with Time Warner, TW Companies, TWE or equity investees of the General Partners:

     Revenues...................................  $  268     $  215     $  214        $    -    $    -      $   -
     Cost of revenues...........................     (11)       (13)       (24)            -         -          -
     Selling, general and administrative........     (15)       (21)       (41)            -         -          -
     Equity in pretax income of TWE.............    (107)       (64)       (41)            -         -          -
     Other income (expense), net................      12        106         62             -         -          -
     Income taxes...............................    (107)      (658)      (119)         (122)     (442)       (65)

(b) Includes an approximate $53 million pretax gain recognized by WCI and $36 million recognized by ATC in 1999 in connection with the initial public offering of a 20% interest in Time Warner Telecom Inc. (Note 4).


See accompanying notes.

                              TWE GENERAL PARTNERS
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,
                                   (MILLIONS)

                                                                               WCI                            ATC
                                                                     -------------------------     --------------------------
                                                                     2000      1999       1998     2000       1999       1998
                                                                     ----      ----       ----     ----       ----       ----
OPERATIONS
Net income.......................................................   $  44    $1,207       $218    $  84     $  749      $  92
Adjustments for noncash and nonoperating items:
     Cumulative effect of accounting change......................     202         -          -      136          -          -
     Depreciation and amortization...............................     324       328        333        -          -          -
     Excess (deficiency) of distributions over equity in pretax
       income of TWE.............................................      55    (1,282)       166       38       (881)       114
     Equity in losses (income) of other investee companies after
       distributions.............................................      66        (7)        51      (14)       (10)        (2)
Changes in operating assets and liabilities:
     Receivables.................................................    (179)      (93)      (608)       -          -          -
     Inventories.................................................      (9)       (3)       (11)       -          -          -
     Accounts payable and other liabilities......................    (293)     (131)       147        -          -          -
     Other balance sheet changes.................................     239        50        134      132         (4)        16
                                                                     ----    ------        ---    -----     ------       ----
Cash provided (used) by operations...............................     449        69        430      376       (146)       220
                                                                     ----    ------       ----    -----      -----       ----

INVESTING ACTIVITIES
Investments and acquisitions.....................................     (49)     (237)       (65)       -          -          -
Capital expenditures.............................................    (166)     (134)      (106)       -          -          -
Investment proceeds..............................................       -        22        133        -          -          -
Proceeds received from return of TWE Senior Capital..............       -       269        270        -        185        185
                                                                     ----    ------       ----    -----     ------       ----

Cash provided (used) by investing activities.....................    (215)      (80)       232        -        185        185
                                                                     ----    ------       ----    -----     ------       ----

FINANCING ACTIVITIES
Dividends........................................................    (148)     (513)      (505)     (97)      (347)      (341)
Increase in amounts due to (from) TW Companies, net..............    (157)      471        (99)    (279)       308        (64)
                                                                     ----    ------      -----    -----      -----      -----

Cash used by financing activities................................    (305)      (42)      (604)    (376)       (39)      (405)
                                                                     ----    ------       ----    -----     ------       ----

INCREASE (DECREASE) IN CASH AND EQUIVALENTS......................     (71)      (53)        58        -          -          -

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD......................     107       160        102        -          -          -
                                                                     ----    ------       ----    -----     ------       ----

CASH AND EQUIVALENTS AT END OF PERIOD............................   $  36    $  107       $160    $   -     $    -      $   -
                                                                    =====    ======       ====    =====     ======      =====



See accompanying notes.

                                       WCI
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                   (MILLIONS)

                                                                          RETAINED                  RECIPROCAL
                                                                          EARNINGS     DUE FROM     INTEREST IN
                                                       COMMON   PAID-IN (ACCUMULATED TW COMPANIES,  TW COMPANIES  SHAREHOLDERS'
                                                       STOCK    CAPITAL   DEFICIT)       NET           STOCK         EQUITY
                                                       -----    -------   --------       ---           -----         ------
BALANCE AT DECEMBER 31, 1997.......................     $1      $10,465    $  450      $(1,809)        $(586)        $8,521

Net income.........................................                           218                                       218
Foreign currency translation adjustments...........                            (6)                                       (6)
Unrealized gains on securities, net
   of $1 million tax expense.......................                             1                                         1
Realized and unrealized losses on derivative financial
   instruments, net of $2 million tax benefit......                            (4)                                       (4)
                                                                           ------                                    ------
   Comprehensive income............................                           209                                       209
Increase in stock option distribution
   liability to TW Companies(a)....................                          (577)                                     (577)
Dividends..........................................                (270)      (81)                                     (351)
Transfers to TW Companies, net.....................                                        (99)                         (99)
Other..............................................                            (2)                                       (2)
                                                        --      -------    ------      -------         -----         ------

BALANCE AT DECEMBER 31, 1998.......................      1       10,195        (1)      (1,908)         (586)         7,701

Net income.........................................                         1,207                                     1,207
Foreign currency translation adjustments...........                           (55)                                      (55)
Unrealized gains on securities, net of $9 million
   tax expense.....................................                            14                                        14
Realized and unrealized gains on derivative financial
   instruments, net of $4 million tax expense......                             7                                         7
                                                                           ------                                    ------
   Comprehensive income............................                         1,173                                     1,173
Increase in stock option distribution
   liability to TW Companies(a)....................                          (230)                                     (230)
Dividends..........................................                (269)     (110)                                     (379)
Transfers to TW Companies, net.....................                                        471                          471
Other..............................................                             1                                         1
                                                        --      -------    ------      -------         -----         ------

BALANCE AT DECEMBER 31, 1999.......................      1        9,926       833       (1,437)         (586)         8,737

Net income.........................................                            44                                        44
Foreign currency translation adjustments...........                           (70)                                      (70)
Unrealized losses on securities, net of $3 million
   tax benefit.....................................                            (5)                                       (5)
Realized and unrealized gains on derivative financial
   instruments, net of $3 million tax expense......                             4                                         4
                                                                           ------                                    ------
   Comprehensive loss..............................                           (27)                                      (27)
Decrease in stock option distribution
   liability to TW Companies(a)....................                           221                                       221
Dividends..........................................                          (702)                                     (702)
Transfers to TW Companies, net.....................                                        538                          538
Other..............................................                   5          4                                        9
                                                        --      -------     ------     -------         -----         ------

BALANCE AT DECEMBER 31, 2000.......................     $1      $ 9,931     $  329     $  (899)        $(586)        $8,776
                                                        ==      =======     ======     =======         =====         ======

---------------
(a) The General Partners record distributions to TW Companies and a corresponding receivable from TWE as a result of the stock option related distribution provisions of the TWE partnership agreement. Previously-accrued stock option distributions of $221 million were reversed in 2000 because the market price of Time Warner stock declined during the period and stock option distributions of $230 million in 1999 and $577 million in 1998 were accrued because of an increase in the market price of Time Warner common stock (Note 3).


See accompanying notes.

                                       ATC
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                   (MILLIONS)

                                                                     RETAINED        DUE        RECIPROCAL
                                                                     EARNINGS       FROM        INTEREST IN
                                                COMMON    PAID-IN  (ACCUMULATED  TW COMPANIES,  TW COMPANIES   SHAREHOLDERS'
                                                STOCK     CAPITAL     DEFICIT)      NET           STOCK           EQUITY
                                                -----     -------     --------      ---           -----           ------
BALANCE AT DECEMBER 31, 1997..................    $1      $2,708       $  (4)      $(282)         $(336)          $2,087

Net income....................................                            92                                          92
Realized and unrealized losses on derivative
   financial instruments, net of $1 million
   tax benefit................................                            (2)                                         (2)
                                                                       -----                                      ------
   Comprehensive income.......................                            90                                          90
Increase in stock option distribution
   liability to TW Companies(a)...............                          (396)                                       (396)
Dividends.....................................              (185)        (50)                                       (235)
Transfers to TW Companies, net................                                       (64)                            (64)
                                                  --      ------       -----       -----          -----           ------

BALANCE AT DECEMBER 31, 1998..................     1       2,523        (360)       (346)          (336)           1,482

Net income....................................                           749                                         749
Unrealized gains on securities, net of
   $6 million tax expense.....................                            10                                          10
Realized and unrealized gains on derivative
   financial instruments, net of
   $1 million tax expense.....................                             1                                           1
                                                                       -----                                      ------
   Comprehensive income.......................                           760                                         760
Increase in stock option distribution
   liability to TW Companies(a)...............                          (158)                                       (158)
Dividends.....................................              (185)        (70)                                       (255)
Transfers to TW Companies, net................                                       308                             308
                                                  --      ------       -----       -----          -----           ------

BALANCE AT DECEMBER 31, 1999..................     1       2,338         172         (38)          (336)           2,137

Net income....................................                            84                                          84
Foreign currency translation adjustments......                           (18)                                        (18)
Unrealized losses on securities, net of
   $6 million tax benefit.....................                           (10)                                        (10)
Realized and unrealized gains on derivative
   financial instruments, net of
   $1 million tax expense.....................                             2                                           2
                                                                       -----                                      ------
   Comprehensive income.......................                            58                                          58
Decrease in stock option distribution
   liability to TW Companies(a)...............                           152                                         152
Transfers to TW Companies, net................                                      (279)                           (279)
Other.........................................                 3           4                                           7
                                                  --      ------       -----       -----          -----           ------

BALANCE AT DECEMBER 31, 2000..................    $1      $2,341       $ 386       $(317)         $(336)          $2,075
                                                  ==      ======       =====       =====          =====           ======


------------------
(a) The General Partners record distributions to TW Companies and a corresponding receivable from TWE as a result of the stock option related distribution provisions of the TWE partnership agreement. Previously-accrued stock option distributions of $152 million were reversed in 2000 because the market price of Time Warner stock declined during the period and stock option distributions of $158 million in 1999 and $396 million in 1998 were accrued because of an increase in the market price of Time Warner common stock (Note 3).


See accompanying notes.

                              TWE GENERAL PARTNERS
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

         On June 30, 1992, thirteen direct or indirect subsidiaries of Time Warner Companies, Inc. ("TW Companies") contributed the assets and liabilities or the rights to the cash flows of substantially all of TW Companies's Filmed Entertainment-Warner Bros., Cable Networks-HBO and Cable businesses to Time Warner Entertainment Company, L.P., a Delaware limited partnership ("TWE"), for general partnership interests, and each general partner guaranteed a pro rata portion of substantially all of TWE's debt and accrued interest based on the relative fair value of the net assets each contributed to TWE (the "General Partner Guarantees," see Note 7). Since then, eleven of the thirteen original general partners have been merged or dissolved into the other two. Warner Communications Inc. ("WCI") and American Television Communications Corporation ("ATC") are the two remaining general partners of TWE. They have succeeded to the general partnership interests and have assumed the General Partner Guarantees of the eleven former general partners. WCI, ATC and, where appropriate, the former general partners are referred to herein as the "General Partners."

         WCI conducts substantially all of TW Companies's Music operations, which include copyrighted music from many of the world's leading recording artists that is produced and distributed by a family of established record labels such as Warner Bros. Records, Atlantic Records, Elektra Entertainment and Warner Music International. ATC does not conduct operations independent of its ownership interests in TWE and certain other investments.

         TW Companies's $14 billion acquisition of WCI as of December 31, 1989, and $1.3 billion acquisition of the minority interest in ATC on June 26, 1992 were accounted for by the purchase method of accounting. WCI subsequently contributed filmed entertainment and cable assets to TWE, and ATC subsequently contributed its cable assets. The financial statements of WCI reflect an allocable portion of TW Companies's cost to acquire the Music business and certain other assets of WCI, and each General Partner's investment in TWE (and the financial statements of TWE) reflect an allocable portion of TW Companies's cost to acquire the filmed entertainment and cable assets of WCI and the ATC minority interest.

CUMULATIVE EFFECT OF CHANGE IN FILM ACCOUNTING PRINCIPLE

         In June 2000, Time Warner Inc. ("Time Warner") and TWE adopted Statement of Position 00-2, "Accounting by Producers and Distributors of Films" ("SOP 00-2"). SOP 00-2 established new film accounting standards, including changes in revenue recognition and accounting for advertising, development and overhead costs. Specifically, SOP 00-2 requires advertising costs for theatrical and television product to be expensed as incurred. This compares to Time Warner's and TWE's previous policy of first capitalizing and then expensing advertising costs for theatrical product over the related revenue streams. In addition, SOP 00-2 requires development costs for abandoned projects and certain indirect overhead costs to be charged directly to expense, instead of those costs being capitalized to film costs, which was required under the previous accounting model. SOP 00-2 also requires all film costs to be classified in the balance sheet as noncurrent assets. Provisions of SOP 00-2 in other areas, such as revenue recognition, generally are consistent with Time Warner's and TWE's existing accounting policies.

         Time Warner and TWE have adopted the provisions of SOP 00-2 retroactively to the beginning of 2000. Because WCI and ATC have investments in TWE and other Time Warner consolidated subsidiaries, which are accounted for under the equity method, net income for the year ended December 31, 2000 includes a one-time, noncash, after-tax charge of $202 million for WCI and $136 million for ATC. These charges have been reflected as a cumulative effect of an accounting change in the accompanying consolidated statement of operations.

REVENUE CLASSIFICATION CHANGES

         In the fourth quarter of 2000, WCI adopted Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 clarifies certain existing accounting principles for the recognition and classification of revenues in financial statements. While WCI's existing revenue recognition policies are consistent with the provisions of SAB 101, the new rules result in changes as to how revenues and costs are classified in WCI's Music operations. As a result of applying the provisions of SAB 101, WCI's revenues and costs were increased by an equal amount of $135 million in 2000, $99 million in 1999 and $87 million in 1998, in the accompanying consolidated statement of operations. Other aspects of SAB 101 did not have a significant effect on WCI's or ATC's consolidated financial statements.

                            TWE GENERAL PARTNERS
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

BASIS OF CONSOLIDATION AND ACCOUNTING FOR INVESTMENTS

         The consolidated financial statements include 100% of the assets, liabilities, revenues, expenses, income, loss and cash flows of each General Partner and all companies in which the General Partner has a controlling voting interest ("subsidiaries"), as if the General Partner and its subsidiaries were a single company. Significant intercompany accounts and transactions between the consolidated companies have been eliminated.

         Investments in TWE, and certain other companies in which the General Partners have significant influence, but less than a controlling voting interest, are accounted for using the equity method. Under the equity method, only the General Partner's investment in and amounts due to and from the equity investee are included in the consolidated balance sheet; only its share of the investee's earnings is included in the consolidated operating results; and only the dividends, cash distributions, loans or other cash received from the investee, less any additional cash investments, loan repayments or other cash paid to the investee, are included in the consolidated cash flows.

         Investments in companies in which the General Partners do not have a controlling interest, or an ownership and voting interest so large as to exert significant influence, are accounted for at market value if the investments are publicly traded and there are no resale restrictions greater than one year. If there are resale restrictions greater than one year, or if the investment is not publicly traded, then the investment is accounted for at cost. Unrealized gains and losses on investments accounted for at market value are reported net-of-tax as a component of accumulated other comprehensive income (loss) until the investment is sold, at which time the realized gain or loss is included in income. Dividends and other distributions of earnings from both market value and cost method investments are included in income when declared.

         The effect of any changes in each General Partner's ownership interests resulting from the issuance of equity capital by consolidated subsidiaries or equity investees to unaffiliated parties is included in income.

FOREIGN CURRENCY TRANSLATION

         The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses, which have not been material, are included as a component of accumulated other comprehensive income (loss).

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could differ from those estimates.

         Significant estimates inherent in the preparation of the accompanying consolidated financial statements include management's forecast of anticipated revenues and cash flows from investments and the sale of future and existing music-related products in order to evaluate the ultimate recoverability of accounts receivable, artist advances and investments recorded as assets in the WCI consolidated balance sheet. Accounts receivable and sales in the music industry are subject to customers' rights to return unsold items. Management periodically reviews such estimates and it is reasonably possible that management's assessment of recoverability of accounts receivable, individual artist advances and investments may change based on actual results and other factors.

                            TWE GENERAL PARTNERS
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


REVENUES AND COSTS

         In accordance with industry practice, certain products (such as compact discs, DVDs and cassettes) are sold to customers with the right to return unsold items. Revenues from such sales are recognized when the products are shipped based on gross sales less a provision for future returns.

         Inventories of WCI consist of cassette tapes, DVDs, compact discs and related music and music publishing products. Inventories of cassette tapes and compact discs are stated at the lower of cost or estimated realizable value. Cost is determined using first-in, first-out; last-in, first-out; and average cost methods. Returned goods included in inventory are valued at estimated realizable value, but not in excess of cost.

ADVERTISING

         Advertising costs are expensed upon the first exhibition of the advertisement, except for certain direct-response advertising, for which the costs are capitalized and amortized over the expected period of future benefits. Direct-response advertising principally consists of product promotional mailings, catalogues and other promotional costs incurred in WCI's direct-marketing businesses. Deferred advertising costs are generally amortized using the straight-line method over a period of twelve months or less subsequent to the promotional event. Deferred advertising costs for WCI amounted to $21 million at the end of 2000 and $15 million at the end of 1999. Advertising expense for WCI amounted to $244 million in 2000, $214 million in 1999 and $220 million in 1998.

CASH EQUIVALENTS

         Cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

         In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125" ("FAS 140"). FAS 140 revises the criteria for accounting for securitizations and other transfers of financial assets and collateral. In addition, FAS 140 requires certain additional disclosures.
Except for the new disclosure provisions, which are effective for the year ended December 31, 2000, FAS 140 is effective for the transfer of financial assets occurring after March 31, 2001. Management does not expect the provisions of FAS 140 to have a significant effect on WCI's or ATC's consolidated financial statements.

FINANCIAL INSTRUMENTS

         Effective July 1, 1998, WCI adopted Financial Accounting Standards Board ("FASB") Statement No. 133, as amended by FASB Statement No. 138, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 133 requires that all derivative financial instruments, such as foreign exchange contracts, be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair

                            TWE GENERAL PARTNERS
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

value of derivative financial instruments are either recognized periodically in income or shareholders' equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. The adoption of FAS 133 did not have a material effect on WCI's financial statements.

         The carrying value of WCI's financial instruments approximates fair value, except for certain differences relating to cost method investments and other financial instruments that are not significant. The fair value of financial instruments, such as investments, is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost. Depreciation is provided generally on the straight-line method over useful lives ranging up to thirty years for buildings and improvements and up to fifteen years for furniture, fixtures and other equipment.

INTANGIBLE ASSETS

         As a creator and distributor of entertainment copyrights, WCI has a significant and growing number of intangible assets, including goodwill, music catalogues, contracts and copyrights. In accordance with generally accepted accounting principles, WCI does not recognize the fair value of internally generated intangible assets. Costs incurred to create and produce copyrighted product, such as compact discs, DVDs and cassettes, generally are either expensed as incurred, or capitalized as tangible assets as in the case of cash advances and inventoriable product costs. However, accounting recognition is not given to any increasing asset value that may be associated with the collection of the underlying copyrighted material. Additionally, costs incurred to create or extend brands generally result in losses over an extended development period and are recognized as a reduction of income as incurred, while any corresponding brand value created is not recognized as an intangible asset in the consolidated balance sheet. On the other hand, intangible assets acquired in business combinations accounted for by the purchase method of accounting are capitalized and amortized over their expected useful life as a noncash charge against future results of operations. Accordingly, the intangible assets reported in the consolidated balance sheet do not reflect the fair value of WCI's internally generated intangible assets, but rather are limited to intangible assets resulting from certain acquisitions, including TW Companies's acquisition of WCI, in which the cost of the acquired companies exceeded the fair value of their tangible assets at the time of acquisition. TW Companies's allocable portion of its cost to acquire the Music business and certain other assets of WCI is reflected in the consolidated financial statements of WCI under the pushdown method of accounting.

         WCI amortizes goodwill over periods up to forty years using the straight-line method. Music catalogues, contracts and copyrights are amortized over periods up to twenty years using the straight-line method. Amortization of intangible assets amounted to $241 million in 2000, $254 million in 1999 and $261 million in 1998. Accumulated amortization of intangible assets at December 31, 2000 and 1999 amounted to $2.679 billion and $2.437 billion, respectively.

         WCI periodically reviews the carrying value of acquired intangible assets for each acquired entity to determine whether an impairment may exist. WCI considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of intangible assets can be recovered. If it is determined that the carrying value of intangible assets will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such intangible assets would be considered

                            TWE GENERAL PARTNERS
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

impaired and reduced by a charge to operations in the amount of the impairment. An impairment charge is measured as any deficiency in the amount of estimated undiscounted future cash flows of the acquired business available to recover the carrying value related to the intangible assets.

INCOME TAXES

         The domestic operating results of the General Partners are included in the consolidated U.S. federal, state and local income tax returns of WCI or subsidiaries of Time Warner Inc. ("Time Warner"). The foreign operations of WCI are subject to taxation by foreign jurisdictions. Both domestic and foreign income tax provisions are reflected in the consolidated statements of operations of the General Partners on a stand-alone basis consistent with the liability method prescribed by FASB Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The subsequent realization of tax carryforwards acquired in acquisitions is accounted for as a reduction of goodwill.

         Under a tax-sharing agreement between the General Partners and Time Warner, each General Partner pays to, or receives from, Time Warner amounts equal to the total domestic income taxes, or tax benefits, provided by, or attributable to, the partner. Accordingly, no domestic income tax balances are reflected in the consolidated balance sheets of the General Partners.

         As a Delaware limited partnership, TWE is not subject to U.S. federal and state income taxation. However, certain of TWE's operations are conducted by subsidiary corporations that are subject to domestic or foreign taxation. Income tax expense for each of the General Partners includes all income taxes related to its allocable share of partnership income and its equity in the income tax expense of corporate subsidiaries of TWE.

COMPREHENSIVE INCOME (LOSS)

         Comprehensive income (loss) consists of net income and other gains and losses affecting shareholders' equity that, under generally accepted accounting principles, are excluded from net income. For the General Partners, such items consist primarily of unrealized gains and losses on marketable equity investments, gains and losses on certain derivative financial instruments and foreign currency translation gains and losses.

         The following summary sets forth the components of WCI's other comprehensive income (loss) accumulated in shareholders' equity:

                                                          FOREIGN                       DERIVATIVE     ACCUMULATED
                                                         CURRENCY      UNREALIZED        FINANCIAL        OTHER
                                                       TRANSLATION   GAINS (LOSSES)     INSTRUMENT    COMPREHENSIVE
                                                          LOSSES      ON SECURITIES       GAINS           LOSS
                                                       ------------  --------------   -------------   -------------
                                                                               (MILLIONS)
         Balance at December 31, 1999.................   $(108)           $ 18           $  3             $ (87)
         2000 activity................................     (70)             (5)             4               (71)
                                                         -----            ----           ----             -----
         Balance at December 31, 2000.................   $(178)           $ 13           $  7             $(158)
                                                         =====            ====           ====             =====

RECLASSIFICATIONS

        Certain reclassifications have been made to the prior year's financial information to conform to the 2000 presentation, including a reclassification of WCI's operating results for 1999 and 1998 to reflect a change in how management classifies WCI's share of the operating results of the Columbia
House Company Partnerships ("Columbia House"), an equity investee. Effective on January 1, 2000, management reclassified WCI's share of the operating results of Columbia House from business segment operating income to other income (expense), net. This reclassification resulted primarily from the planned restructuring of Columbia House's traditional direct-marketing business and an increasing dependency on the sale of video product.

                            TWE GENERAL PARTNERS
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


2. SIGNIFICANT TRANSACTIONS

AMERICA ONLINE-TIME WARNER MERGER

         On January 11, 2001, America Online, Inc. ("America Online") and Time Warner consummated the previously announced agreement to merge (the "Merger") to form AOL Time Warner. The Merger was structured as a stock-for-stock exchange. Prior to the Merger, America Online and Time Warner formed a new holding company called AOL Time Warner. As a result of the Merger, the former shareholders of America Online have an approximate 55% interest in AOL Time Warner and the former shareholders of Time Warner have an approximate 45% interest in AOL Time Warner, expressed on a fully diluted basis. The Merger will be accounted for by AOL Time Warner as an acquisition of Time Warner under the purchase method of accounting for business combinations during the first quarter of 2001. Under the purchase method of accounting, the estimated cost of approximately
$147 billion to acquire Time Warner, including transaction costs, will be allocated to its underlying net assets, including the net assets of the General Partners, in proportion to their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired will be recorded as goodwill.

WARNER-EMI MUSIC MERGER

         In January 2000, Time Warner and EMI Group plc ("EMI") announced they had entered into an agreement to combine their global music operations into two 50-50 joint ventures, to be referred to collectively as Warner EMI Music. On October 5, 2000, Time Warner and EMI terminated the merger agreement and withdrew their application seeking approval of the transaction from the European Union Commission.

         In connection with the proposed merger, WCI incurred one-time, merger-related costs, which were permitted to be capitalized in accordance with generally accepted accounting principles. In the third quarter of 2000, because the merger agreement was terminated, WCI expensed all of its previously capitalized merger-related costs. These costs have been classified in other income (expense), net, in the accompanying consolidated statement of operations.

COLUMBIA HOUSE INVESTMENT WRITE-DOWN

         In July 1999, Time Warner announced an agreement with Sony Corporation of America ("Sony") to merge their jointly owned music and video club operations of Columbia House with CDNOW, Inc. ("CDNOW"), a music and video e-commerce company. While awaiting the receipt of regulatory approvals, the March 13, 2000 termination date in the merger agreement was reached, and the parties terminated the agreement. Accordingly, the merger did not occur.

         In March 2000, WCI recorded a $115 million noncash pretax charge to reduce the carrying value of its investment in Columbia House to an estimate of its fair value. The charge has been included in other income (expense), net, in the accompanying consolidated statement of operations.

                            TWE GENERAL PARTNERS
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. TWE

         The General Partners' investment in and amounts due to and from TWE at December 31, 2000 and 1999 consists of the following:


         DECEMBER 31, 2000                                                                       WCI          ATC
         -----------------                                                                       ---          ---
                                                                                                    (MILLIONS)
         Investment in TWE..................................................................   $2,242      $1,575
         Stock option related distributions due from TWE....................................      404         277
         Other net liabilities due to TWE, principally related to home video distribution...     (586)          -
                                                                                               ------      ------
         Total..............................................................................   $2,060      $1,852
                                                                                               ======      ======
         DECEMBER 31, 1999                                                                       WCI          ATC
         -----------------                                                                       ---          ---
                                                                                                    (MILLIONS)
         Investment in TWE..................................................................   $2,342      $1,644
         Stock option related distributions due from TWE....................................      766         526
         Other net liabilities due to TWE, principally related to home video distribution...     (632)          -
                                                                                               ------      ------
         Total..............................................................................   $2,476      $2,170
                                                                                               ======      ======

PARTNERSHIP STRUCTURE

         TWE was capitalized on June 30, 1992 to own and operate substantially all of the Filmed Entertainment-Warner Bros., Cable Networks-HBO and Cable businesses previously owned by the General Partners. The General Partners in the aggregate hold, directly or indirectly, 63.27% of the pro rata priority capital ("Series A Capital") and residual equity capital ("Residual Capital") of TWE and 100% of the junior priority capital ("Series B Capital") of TWE. TW Companies holds 11.22% of the Series A Capital and Residual Capital limited partnership interests. The remaining 25.51% limited partnership interests in the Series A Capital and Residual Capital of TWE are held by MediaOne TWE Holdings, Inc. ("MediaOne"), a subsidiary of AT&T Corp.

PARTNERSHIP CAPITAL AND ALLOCATION OF INCOME

         Each partner's interest in TWE generally consists of the undistributed priority capital and residual equity amounts that were initially assigned to that partner or its predecessor based on the estimated fair value of the net assets each contributed to TWE ("Undistributed Contributed Capital"), plus, with respect to the priority capital interests only, any undistributed priority capital return. The priority capital return consists of net partnership income allocated to date in accordance with the provisions of the TWE partnership agreement and the right to be allocated additional partnership income which, together, provides for the various priority capital rates of return as specified in the table below. The sum of Undistributed Contributed Capital and the undistributed priority capital return is referred to herein as "Cumulative Priority Capital." Cumulative Priority Capital is not necessarily indicative of the fair value of the underlying priority capital interests principally due to above-market rates of return on certain priority capital interests as compared to securities of comparable credit risk and maturity, such as the 13.25% rate of return on the Series B Capital interest owned by the General Partners. Furthermore, the ultimate realization of Cumulative Priority Capital could be affected by the fair value of TWE, which is subject to fluctuation.

         A summary of the priority of Undistributed Contributed Capital, the General Partner's ownership of Undistributed Contributed Capital and Cumulative Priority Capital at December 31, 2000 and priority capital rates of return thereon is as set forth below:

                            TWE GENERAL PARTNERS
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                                     PRIORITY         % OWNED
                                                        UNDISTRIBUTED CUMULATIVE      CAPITAL            BY
                                                         CONTRIBUTED   PRIORITY      RATES OF          GENERAL
         PRIORITY OF UNDISTRIBUTED CONTRIBUTED CAPITAL    CAPITAL(a)   CAPITAL       RETURN(b)        PARTNERS
         ---------------------------------------------  ------------- ----------     ---------        --------
                                                                             (BILLIONS)
         Series A Capital..........................        $5.6         $16.5        13.00%             63.27%
         Series B Capital..........................         2.9(d)        8.8        13.25%            100.00%
         Residual Capital..........................         3.3(d)        3.3(c)         -(c)           63.27%

---------------
(a) Excludes partnership income or loss allocated thereto.

(b) To the extent income allocations are concurrently distributed, the priority capital rates of return on the Series A Capital and Series B Capital are 11% and 11.25%, respectively.

(c) Residual Capital is not entitled to stated priority rates of return and, as such, its Cumulative Priority Capital is equal to its Undistributed Contributed Capital. However, in the case of certain events such as the liquidation or dissolution of TWE, Residual Capital is entitled to any excess of the then fair value of the net assets of TWE over the aggregate amount of Cumulative Priority Capital and special tax allocations.

(d) The Undistributed Contributed Capital relating to the Series B Capital has priority over the priority returns on the Series A Capital. The Undistributed Contributed Capital relating to the Residual Capital has priority over the priority returns on the Series B Capital and the Series A Capital.

         Because Undistributed Contributed Capital is generally based on the fair value of the net assets that each partner initially contributed to the partnership, the aggregate of such amounts is significantly higher than TWE's partners' capital as reflected in the consolidated financial statements, which is based on the historical cost of the contributed net assets. For purposes of allocating partnership income or loss to the partners, partnership income or loss is based on the fair value of the net assets contributed to the partnership and results in significantly less partnership income, or results in partnership losses, in contrast to the net income reported by TWE for financial statement purposes, which is also based on the historical cost of contributed net assets.

         Under the TWE partnership agreement, partnership income, to the extent earned, is first allocated to the partners' capital accounts so that the economic burden of the income tax consequences of partnership operations is borne as though the partnership were taxed as a corporation ("special tax allocations"). After any special tax allocations, partnership income is allocated to the Series A Capital and Series B Capital, in order of priority, at rates of return ranging from 13.00% to 13.25% per annum, and finally to the Residual Capital. Partnership losses generally are allocated first to eliminate prior allocations of partnership income to, and then to reduce the Undistributed Contributed Capital of, the Residual Capital, Series B Capital and Series A Capital, in that order, and then to reduce any special tax allocations. To the extent partnership income is insufficient to satisfy all special allocations in a particular accounting period, the right to receive additional partnership income necessary to provide for the various priority capital rates of return is carried forward until satisfied out of future partnership income, including any partnership income that may result from any liquidation, sale or dissolution of TWE. TWE reported net income of $229 million in 2000, $2.759 billion in 1999 and $326 million in 1998, no portion of which was allocated to the limited partners.

         The Series B Capital owned by the General Partners may be increased if certain operating performance targets are achieved over a ten-year period ending on December 31, 2001. At this time, it is not expected that such targets will be achieved. In addition, MediaOne has an option to obtain up to an additional 6.33% of Series A Capital and Residual Capital interests. The determination of the amount of additional interests that MediaOne is eligible to acquire is based on the compounded annual growth rate of TWE's adjusted cable EBITDA, as defined in the option agreement, over the life of the option. The option is exercisable at any time through May 2005. The option exercise price is dependent upon the year of exercise and ranges from an exercise price of approximately $1.4 billion in 2000 to $1.8 billion in 2005. Either MediaOne or TWE may elect that the exercise price be paid with partnership interests rather than cash. MediaOne also has the right, during 60 day exercise periods occurring once every 18 months (with the current window expiring on March 1, 2001), to request that TWE incorporate and register its stock in an initial public offering. If MediaOne exercises such right, TWE can decline to incorporate and register its stock, in which case MediaOne may cause TWE to purchase MediaOne's interest at the price at which an appraiser believes such stock could be sold in an initial public offering.

                            TWE GENERAL PARTNERS
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

CAPITAL DISTRIBUTIONS

         The assets and cash flows of TWE are restricted by the TWE partnership and credit agreements and are unavailable for use by the partners except through the payment of certain fees, reimbursements, cash distributions and loans, which are subject to limitations.

         Through July 1999, the Time Warner General Partners held senior priority capital interests ("Senior Capital") in TWE. At that time, the Time Warner General Partners received a $627 million distribution from TWE in full redemption of the remaining portion of their Senior Capital interests plus related priority capital return. This distribution increased the cumulative cash distributions received from TWE relating to the Time Warner General Partners' Senior Capital interests to $2.1 billion. A portion of the proceeds received from the July 1999 distribution was used to repay all $400 million of outstanding borrowings under Time Warner's credit agreement with TWE.

         At December 31, 2000 and 1999, the General Partners had recorded $681 million and $1.292 billion, respectively, of stock option related distributions due from TWE, based on closing prices of Time Warner common stock of $52.24 and $72.31, respectively. The General Partners are paid when the options are exercised. The General Partners also receive tax-related distributions from TWE on a current basis. During 2000, the General Partners received distributions from TWE in the amount of $1.003 billion, consisting of $765 million of tax-related distributions and $238 million of stock option related distributions. During 1999, the General Partners received distributions from TWE in the amount of $1.200 billion, consisting of $627 million of Senior Capital distributions (representing the return of $454 million of contributed capital and the distribution of $173 million of priority capital return), $347 million of tax-related distributions and $226 million of stock option related distributions. During 1998, the General Partners received distributions from TWE in the amount of $1.153 billion, consisting of $579 million of Senior Capital distributions (representing the return of $455 million of contributed capital and the distribution of $124 million of priority capital return), $314 million of tax-related distributions and $260 million of stock option related distributions. Of such aggregate distributions, WCI received $594 million in 2000, $711 million in 1999 and $684 million in 1998, and ATC received $409 million in 2000, $489 million in 1999 and $469 million in 1998. In addition to the tax, stock option and General Partners' senior priority capital distributions, TWE may make other capital distributions to its partners that are also subject to certain limitations contained in the TWE partnership and credit agreements.

         In addition, in connection with the 1998 reorganization of Time Warner Cable's business telephony operations into a separate entity now named Time Warner Telecom Inc. (the "Time Warner Telecom Reorganization"), TWE made a $191 million noncash distribution to its partners, of which WCI and ATC received an interest in Time Warner Telecom recorded at $72 million and $49 million, respectively, based on TWE's historical cost of the net assets.

SIGNIFICANT ITEMS AND TRANSACTIONS

         The comparability of TWE's summarized financial information has been affected by a number of significant items and transactions occurring in all periods. These transactions are summarized below. For a more comprehensive description of these transactions, see Notes 2 and 3 to the accompanying TWE consolidated financial statements.

         For 2000, the significant items included (i) net pretax losses in the amount of $1 million relating to the sale or exchange of various cable television systems and investments, (ii) a net pretax gain of $65 million, principally related to additional proceeds received in connection with the 1999 sale of an interest in CanalSatellite, a satellite television platform servicing France and Monaco, (iii) a $50 million pretax charge related to the Six Flags Entertainment Corporation ("Six Flags") litigation, (iv) a pretax gain of $10 million relating to the partial recognition of a deferred gain

                            TWE GENERAL PARTNERS
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

on the 1998 sale of Six Flags and (v) a noncash charge of $524 million reflecting the cumulative effect of an accounting change in connection with the adoption of a new film accounting standard.

         For 1999, the significant items included (i) net pretax gains in the amount of $2.119 billion relating to the sale or exchange of various cable television systems and investments, (ii) a pretax gain of $40 million relating to the partial recognition of a deferred gain on the 1998 sale of Six Flags,
(iii) an approximate $215 million net pretax gain recognized in connection with the early termination and settlement of a long-term, home video distribution agreement, (iv) an approximate $97 million pretax gain recognized in connection with the sale of an interest in CanalSatellite and (v) a noncash pretax charge of approximately $106 million relating to Warner Bros.'s retail stores.

         For 1998, the significant items included (i) net pretax gains of approximately $90 million relating to the sale or exchange of various cable television systems and investments, (ii) a pretax gain of $30 million relating to the partial recognition of a deferred gain on the 1998 sale of Six Flags and
(iii) a pretax charge of approximately $210 million principally to reduce TWE's carrying value of its investment in Primestar, Inc. ("Primestar").

         In addition, the comparability of TWE's operating results has been affected further by certain 1998 transactions, which included (i) the transfer of cable television systems (or interests therein) serving approximately 650,000 subscribers that were formerly owned by subsidiaries of Time Warner to the TWE-Advance/Newhouse Partnership ("TWE-A/N"), subject to approximately $1 billion of debt, in exchange for common and preferred interests in the partnership, as well as related transactions, effective as of January 1, 1998 (the "TWE-A/N Transfers"), (ii) the transfer of Time Warner Cable's direct broadcast satellite operations to Primestar effective as of April 1, 1998
(the "Primestar Roll-up Transaction"), (iii) the formation of the Road Runner joint venture to operate and expand Time Warner Cable's and MediaOne's existing high-speed online businesses, effective as of June 30, 1998 (the "Road Runner Joint Venture"), (iv) the reorganization of Time Warner's, TWE's and TWE-A/N's business telephony operations, effective as of July 1, 1998, (v) the formation of a joint venture in Texas that owns cable television systems serving approximately 1.1 million subscribers, effective as of December 31, 1998
(the "Texas Cable Joint Venture") and (vi) the sale of TWE's remaining 49% interest in Six Flags in April 1998 to Premier Parks Inc., a regional theme park operator.

SUMMARIZED FINANCIAL INFORMATION OF TWE

         Set forth below is summarized financial information of TWE, which reflects the TWE-A/N Transfers effective as of January 1, 1998, the Primestar Roll-up Transaction effective as of April 1, 1998, the formation of the Road Runner Joint Venture effective as of June 30, 1998, the Time Warner Telecom Reorganization effective as of July 1, 1998 and formation of the Texas Cable Joint Venture effective as of December 31, 1998:

                            TWE GENERAL PARTNERS
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                                                                                       YEARS ENDED DECEMBER 31,
                                                                                   -----------------------------
                                                                                   2000         1999        1998
                                                                                   ----         ----        ----
                                                                                             (MILLIONS)
         OPERATING STATEMENT INFORMATION
         Revenues..............................................................   $13,982     $13,164     $12,246
         Business segment operating income(a)..................................     2,126       4,227       1,719
         Interest expense(b)...................................................      (656)       (561)       (566)
         Other income (expense), net(c)........................................      (278)       (257)       (379)
         Minority interest.....................................................      (208)       (427)       (284)
         Income before income taxes............................................       910       2,909         418
         Income before cumulative effect of an accounting change...............       753       2,759         326
         Net income............................................................       229       2,759         326

---------------
(a) Includes net pretax gains of approximately $65 million recognized in 2000 and $97 million recognized in 1999, principally relating to the sale of an interest in CanalSatellite, a pretax charge of $24 million recognized in 2000 in connection with the Six Flags litigation, pretax gains of $10 million recognized in 2000, $40 million recognized in 1999 and $30 million recognized in 1998 related to the partial recognition of a deferred gain in connection with the sale of Six Flags, a pretax gain of approximately $215 million recognized in 1999 in connection with the early termination and settlement of a long-term, home video distribution agreement, a noncash pretax charge of approximately $106 million recognized in 1999 relating to Warner Bros.'s retail stores and net pretax losses of approximately $1 million recognized in 2000 and net pretax gains of approximately $2.119 billion recognized in 1999 and $90 million recognized in 1998 related to the sale or exchange of certain cable television systems and investments.

(b) 2000 includes a pretax charge of $26 million, representing an accrual for additional interest in connection with the Six Flags litigation.

(c) 1998 includes a pretax charge of approximately $210 million, principally to reduce the carrying value of an interest in Primestar.


                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -----------------------------
                                                                                   2000         1999        1998
                                                                                   ----         ----        ----
                                                                                             (MILLIONS)
         CASH FLOW INFORMATION
         Cash provided by operations...........................................    $2,576      $2,713     $ 2,288
         Capital expenditures..................................................    (1,926)     (1,475)     (1,603)
         Investments and acquisitions..........................................      (421)       (478)       (388)
         Investment proceeds...................................................       209         948       1,246
         Collection of loan to Time Warner.....................................         -         400           -
         Borrowings............................................................     2,850       2,658       1,514
         Debt repayments.......................................................    (2,399)     (2,764)     (1,898)
         Redemption of preferred stock of subsidiary...........................         -        (217)          -
         Capital distributions.................................................    (1,003)     (1,200)     (1,153)
         Other financing activities, net.......................................       (97)       (155)       (241)
         Increase (decrease) in cash and equivalents...........................      (211)        430        (235)

                                                                                                  DECEMBER 31,
                                                                                                --------------
                                                                                                2000        1999
                                                                                                ----        ----
                                                                                                   (MILLIONS)
         BALANCE SHEET INFORMATION
         Cash and equivalents............................................................... $    306    $    517
         Total current assets...............................................................    4,911       4,730
         Total assets.......................................................................   25,458      24,843
         Total current liabilities..........................................................    6,498       5,723
         Long-term debt ....................................................................    7,108       6,655
         Minority interests.................................................................    1,881       1,815
         Partners' capital..................................................................    6,926       7,149


4. TIME WARNER TELECOM

         Time Warner Telecom Inc. ("Time Warner Telecom"), a provider of local and regional optical broadband networks and services to business customers, was formed in July 1998 when Time Warner, TWE and TWE-A/N completed

                            TWE GENERAL PARTNERS
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


a reorganization of their business telephony operations. As part of that reorganization, TWE's and TWE-A/N's interests in Time Warner Telecom were distributed to their partners, Time Warner (including the General Partners), MediaOne and the Advance/Newhouse Partnership ("Advance/Newhouse"), a limited partner in TWE-A/N.

         In May 1999, Time Warner Telecom completed an initial public offering of 20% of its common stock (the "Time Warner Telecom IPO"). Time Warner Telecom issued approximately 21 million shares of common stock at a price of $14 per share and raised net proceeds of approximately $270 million, of which $180 million was paid to Time Warner and TWE in satisfaction of certain obligations. In turn, Time Warner and TWE used those proceeds principally to reduce bank debt. In connection with the Time Warner Telecom IPO and certain related transactions, WCI's ownership interest in Time Warner Telecom was diluted from approximately 28% to approximately 22% and ATC's ownership interest in Time Warner Telecom was diluted from approximately 19% to approximately 15%. As a result, WCI and ATC recognized pretax gains of approximately $53 million and $36 million, respectively. These gains have been included in other income (expense), net, in the accompanying consolidated statements of operations.

         As of December 31, 2000, Time Warner Telecom is owned 48% by Time Warner, including 22% by WCI and 15% by ATC, 15% by MediaOne, 15% by Advance/Newhouse and 22% by other third parties. Time Warner's and the General Partners' interests in Time Warner Telecom are being accounted for under the equity method of accounting.

         In January 2001, Time Warner Telecom completed a public offering of an additional 7.475 million shares of its common stock at a price of $74.44, raising proceeds of approximately $556 million (the "Time Warner Telecom Offering"). In connection with the Time Warner Telecom Offering, WCI's ownership in Time Warner Telecom was diluted from approximately 22% to approximately 20% and ATC's ownership in Time Warner Telecom was diluted from approximately 15% to approximately 14%.

5. OTHER INVESTMENTS

         WCI's other investments consist of:

                                                                                                  DECEMBER 31,
                                                                                                --------------
                                                                                                2000        1999
                                                                                                ----        ----
                                                                                                   (MILLIONS)
         Equity method investments..........................................................   $1,224      $1,355
         Cost and fair-value method investments.............................................      137         142
                                                                                               ------      ------
         Total..............................................................................   $1,361      $1,497
                                                                                               ======      ======


         In addition to TWE and its equity investees, companies accounted for using the equity method include: Time Warner Telecom (approximately 22% and 15% owned by WCI and ATC, respectively; 48% owned by Time Warner), the Columbia House Company partnerships (10% to 50% owned by WCI; 50% owned in total by Time Warner) and other music joint ventures (generally 50% owned). A summary of combined financial information as reported by the equity investees of WCI is set forth below:

                              TWE GENERAL PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                                                                                      YEARS ENDED DECEMBER 31,
                                                                                  ------------------------------
                                                                                   2000         1999        1998
                                                                                   ----         ----        ----
                                                                                             (MILLIONS)
         Revenues..............................................................   $1,851      $1,360       $1,275
         Depreciation and amortization.........................................     (116)        (85)         (43)
         Operating loss........................................................     (216)        (76)          (1)
         Net loss..............................................................     (380)       (216)        (109)
         Current assets........................................................      674       1,185        1,183
         Total assets..........................................................    2,006       2,295        2,065
         Current liabilities...................................................    1,130         991          587
         Long-term debt........................................................    1,493       1,486        1,807
         Total liabilities.....................................................    2,799       2,583        2,464
         Total shareholders' deficit or partners' capital......................     (793)       (288)        (399)

         WCI and ATC own 28.9 thousand and 14.8 thousand shares, respectively, of TW Companies common stock. Such investments are accounted for at historical cost, less the portion (collectively estimated at 85%) attributable to TW Companies' ownership of the General Partners, which is deducted from shareholders' equity under the caption "Reciprocal interest in TW Companies stock." The TW Companies common stock owned by the General Partners may only be sold pursuant to an effective registration statement or in a transaction exempt from the registration requirements of the Securities Act of 1933. In addition to TW Companies common stock, ATC also owns certain TW Companies debt securities. Such debt securities, which were not significant at December 31, 2000, are held by ATC for the purpose of satisfying its obligations under its stock options and restricted stock awards subsequent to the acquisition of the ATC minority interest.

6. BORROWING ARRANGEMENTS WITH TW COMPANIES

         WCI and ATC each has a revolving credit agreement with TW Companies, which provides for borrowings from TW Companies of up to $1 billion. Each credit agreement expires on December 31, 2008. Interest on any borrowings under each credit agreement is payable quarterly at the prime rate. Each of WCI's and ATC's obligation to TW Companies under the credit agreement is subordinate to the General Partner Guarantees. At December 31, 2000 and 1999, there were no borrowings outstanding under these credit agreements.

         Interest expense for WCI was $10 million in 2000, $14 million in 1999 and $13 million in 1998. Interest expense for ATC was $1 million in each of the three years ended December 31, 2000.

7. GENERAL PARTNER GUARANTEES

         Each General Partner has guaranteed a pro rata portion of approximately $5.8 billion of TWE's debt and accrued interest at December 31, 2000, based on the relative fair value of the net assets each General Partner (or its predecessor) contributed to TWE. Such indebtedness is recourse to each General Partner only to the extent of its guarantee. The indenture pursuant to which TWE's notes and debentures have been issued (the "Indenture") requires the consent of a majority of such holders to effect a termination; however, the Indenture permits the General Partners to engage in mergers and consolidations. There are no restrictions on the ability of the General Partner guarantors to transfer assets, other than TWE assets, to parties that are not guarantors.

         The portion of TWE debt and accrued interest at December 31, 2000 that was guaranteed by each General Partner, individually and on a consolidated basis for each General Partner and its subsidiaries, is set forth below:

                              TWE GENERAL PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                                               TOTAL GUARANTEED BY
                                                                                               EACH GENERAL PARTNER
                                                                                               --------------------
         GENERAL PARTNER                                                                           %       AMOUNT
         ---------------                                                                          ---      ------
                                                                                               (DOLLARS IN MILLIONS)
         WCI..............................................................................       59.27     $3,440
         ATC..............................................................................       40.73      2,364
                                                                                                ------     ------
         Total............................................................................      100.00     $5,804
                                                                                                ======     ======

8. INCOME TAXES

         Domestic and foreign pretax income (loss) are as follows:


                                                                        YEARS ENDED DECEMBER 31,
                                                         --------------------------------------------------------
                                                             2000                 1999                   1998
                                                         --------------     ---------------         -------------
                                                         WCI      ATC          WCI     ATC          WCI      ATC
                                                         ----    -----         ---     ---          ---      ---
                                                                               (MILLIONS)
         Domestic....................................    $322     $341      $1,816    $1,174        $372     $202
         Foreign.....................................     214       65         230        78         107       (8)
                                                         ----     ----      ------    ------        ----     ----
         Total.......................................    $536     $406      $2,046    $1,252        $479     $194
                                                         ====     ====      ======    ======        ====     ====

         Income taxes (benefits) are as set forth below:


                                                                         YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------------------------
                                                              2000                 1999                  1998
                                                        ---------------      -----------------     ---------------
                                                         WCI      ATC          WCI       ATC         WCI      ATC
                                                         ---      ---          ---       ---         ---      ---
                                                                                  (MILLIONS)
         Federal.....................................   $  58    $  93        $528      $361        $100    $  48
         State and local.............................      73       41         156        97          35       17
         Foreign
           Current(a)................................     165       56         164        41         174       45
           Deferred..................................      (6)      (4)         (9)        4         (48)      (8)
                                                         ----     ----       -----     -----        ----     ----
         Total.......................................    $290     $186        $839      $503        $261     $102
                                                         ====     ====        ====      ====        ====     ====

---------------
(a) Includes foreign withholding taxes set forth elsewhere herein.

         Foreign withholding taxes included in the foreign tax provision are as follows:


                                              WCI          ATC
                                              ---          ---
                                                 (MILLIONS)
                     2000..............       $77         $32
                     1999..............        66          27
                     1998..............        57          25


         No U.S. income or foreign withholding taxes have been recorded by WCI on the permanently reinvested earnings of foreign subsidiaries aggregating approximately $966 million at December 31, 2000. If such earnings were to be repatriated, it is expected that any additional U.S. income tax would be offset by the utilization of the accompanying foreign tax credits.

         The differences between the income tax (tax benefit) expected for WCI at the U.S. federal statutory income tax rate and the total income taxes provided are as follows:

                              TWE GENERAL PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                     2000        1999        1998
                                                                                     ----        ----        ----
                                                                                              (MILLIONS)
         Taxes on income at U.S. federal statutory rate........................      $188        $716        $168
         Nondeductible expenses................................................        80          73          73
         Foreign income taxed at different rates, net of U.S. foreign tax
            credits ...........................................................       (17)        (35)         (8)
         State and local taxes, net............................................        48         101          23
         Other.................................................................        (9)        (16)          5
                                                                                     ----        ----        ----

         Total.................................................................      $290        $839        $261
                                                                                     ====        ====        ====

         The relationship between income taxes and income before income taxes for the other General Partner is principally affected by the amortization of goodwill and certain other financial statement expenses that are not deductible for income tax purposes.

9. STOCK OPTION PLANS


         In connection with Time Warner's agreement to merge with America Online entered into in January 2000, all Time Warner stock options held by WCI employees at that time became fully vested and exercisable, pursuant to the terms of Time Warner's stock option plans. In addition, on January 11, 2001, the date the Merger was consummated, each outstanding equity security of Time Warner was converted into 1.5 units of an equivalent equity security of AOL Time Warner. See Note 2 for a summary of the terms of the Merger.

         Time Warner has various stock option plans under which Time Warner may grant options to purchase Time Warner common stock to employees of Time Warner and WCI. Such options have been granted to employees of WCI with exercise prices equal to, or in excess of, fair market value at the date of grant. Accordingly, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations, compensation cost generally has not been recognized by Time Warner, nor charged to WCI, related to such stock option plans. Generally, the options become exercisable over a three-year vesting period and expire ten years from the date of grant. Had compensation cost for Time Warner's stock option plans been determined based on the fair value at the grant dates for all awards made subsequent to 1994 consistent with the method set forth under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), WCI's allocable share of compensation cost would have been changed to the pro forma amounts indicated below:


                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -----------------------------
                                                                                   2000         1999        1998
                                                                                   ----         ----        ----
                                                                                             (MILLIONS)
         Net income:
              As reported......................................................     $  44      $1,207        $218
                                                                                    =====      ======        ====
              Pro forma........................................................     $   3      $1,192        $207
                                                                                    =====      ======        ====


         For purposes of applying FAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions (which for 2000, reflect the impact of the announced Merger) used for grants to WCI employees in 2000, 1999 and 1998: dividend yields of 0%, 0.3% and 0.5%, respectively; expected volatility of 46.3%, 23.7% and 21.7%, respectively; risk-free interest rates of 6.3%, 5.5% and 5.4%, respectively; and expected lives of five years in all periods.

         In December 1998, Time Warner completed a two-for-one common stock split. Accordingly, the following stock option information gives effect to this stock split.

         The weighted average fair value of an option granted to WCI employees during the year was $41.25 ($24.75, net of taxes), $20.74 ($12.24, net of taxes) and $11.69 ($6.90, net of taxes) for the years ended December 31, 2000, 1999 and 1998, respectively.

                              TWE GENERAL PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         A summary of stock option activity with respect to employees of WCI is as follows:

                                                                                                         WEIGHTED-
                                                                                         THOUSANDS        AVERAGE
                                                                                            OF           EXERCISE
                                                                                          SHARES           PRICE
                                                                                          ------           -----
         Balance at January 1, 1998..................................................      25,140         $15.72

         Granted.....................................................................       2,254          39.99
         Exercised...................................................................      (8,915)         14.49
         Cancelled(a)................................................................       1,013          13.27
                                                                                           ------
         Balance at December 31, 1998................................................      19,492         $18.97

         Granted.....................................................................       2,234          66.30
         Exercised...................................................................      (5,985)         16.34
         Cancelled(a)................................................................         (53)         27.15
                                                                                           ------
         Balance at December 31, 1999................................................      15,688         $26.68

         Granted.....................................................................       1,898          84.33
         Exercised...................................................................      (3,345)         14.67
         Cancelled(a)................................................................         104          32.51
                                                                                           ------
         Balance at December 31, 2000................................................      14,345         $37.15
                                                                                           ======

---------------
(a) Includes all options cancelled and forfeited during the year, as well as options related to employees who have been transferred out of and into WCI to and from other Time Warner divisions.


                                                                                           DECEMBER 31,
                                                                                   -----------------------------
                                                                                   2000         1999        1998
                                                                                   ----         ----        ----
                                                                                             (THOUSANDS)
         Exercisable...........................................................    12,951      11,489      15,638


         The following table summarizes information about stock options outstanding with respect to employees of WCI at December 31, 2000:


                                        OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                            ---------------------------------------------       ---------------------------
                                          WEIGHTED-AVERAGE      WEIGHTED-                         WEIGHTED-
       RANGE OF               NUMBER          REMAINING          AVERAGE          NUMBER           AVERAGE
       EXERCISE             OUTSTANDING      CONTRACTUAL        EXERCISE        EXERCISABLE       EXERCISE
       PRICES               AT 12/31/00         LIFE              PRICE         AT 12/31/00          PRICE
       --------             -----------       --------          ---------       -----------        -------
                            (THOUSANDS)                                         (THOUSANDS)
       Under $15                2,398         1.2 years          $12.36             2,398          $12.36
       $15.00 to $20.00         4,030         3.4 years          $18.48             4,030          $18.48
       $20.01 to $30.00         1,751         5.6 years          $23.01             1,751          $23.01
       $30.01 to $45.00         1,359         6.9 years          $35.43             1,359          $35.43
       $45.01 to $65.00         1,273         7.5 years          $54.30             1,273          $54.30
       $65.01 to $80.00         1,871         8.2 years          $68.85             1,640          $68.07
       $80.01 to $96.00         1,663         9.0 years          $85.70               500          $83.35
                               ------                                              ------

       Total                   14,345         5.3 years          $37.15            12,951          $32.04
                               ======                                              ======

                              TWE GENERAL PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. BENEFIT PLANS

         Prior to 1999, WCI and its subsidiaries sponsored defined benefit pension plans covering substantially all domestic employees. Pension benefits under those plans were based on formulas that reflected the employees' years of service and compensation levels during their employment period. Effective January 1, 1999, substantially all of WCI's plans were merged into the defined benefit pension plans of TW Companies. The remaining few WCI-sponsored plans relating to its domestic operations are not material to the consolidated financial statements of WCI. In addition to its domestic employees, employees of WCI's operations in foreign countries participate to varying degrees in local pension plans, which in the aggregate are not significant. For 2000, WCI made no contributions and recognized expense of $2 million and for 1999, WCI made contributions of $1 million and recognized expense of $15 million related to its domestic employees covered under all defined benefit plans. WCI's accumulated pension benefit obligation was $4 million at December 31, 2000 and 1999. WCI's projected pension benefit obligation was $4 million at December 31, 2000 and $5 million at December 31, 1999.

         Certain domestic employees of WCI also participate in Time Warner's savings plans and profit sharing plans, as to which the expense amounted to $16 million in 2000, $10 million in 1999 and $13 million in 1998. Contributions to the savings plans are based upon a percentage of the employees' elected contributions. Contributions to the profit sharing plans are generally determined by management.

11. DERIVATIVE FINANCIAL INSTRUMENTS

         WCI uses derivative financial instruments principally to manage the risk that changes in exchange rates will affect the amount of unremitted or future royalties to be received from the sale of U.S. copyrighted products abroad. The following is a summary of WCI's foreign currency risk management strategy and the effect of this strategy on WCI's financial statements.

FOREIGN CURRENCY RISK MANAGEMENT

         Foreign exchange contracts are used primarily by Time Warner to hedge the risk that unremitted or future royalties owed to WCI domestic companies for the sale or anticipated sale of U.S. copyrighted products abroad may be adversely affected by changes in foreign currency exchange rates. As part of its overall strategy to manage the level of exposure to the risk of foreign currency exchange rate fluctuations, Time Warner hedges a portion of its, TWE's and WCI's combined foreign currency exposures anticipated over the ensuing twelve-month period. At December 31, 2000, Time Warner had effectively hedged approximately half of WCI's total estimated foreign currency exposures that principally relate to anticipated cash flows to be remitted to the U.S. over the ensuing twelve-month period. To hedge this exposure, Time Warner used foreign exchange contracts that generally have maturities of three months or less, which generally will be rolled over to provide continuing coverage throughout the year. Time Warner often closes foreign exchange sale contracts by purchasing an offsetting purchase contract. Time Warner reimburses or is reimbursed by WCI for contract gains and losses related to WCI's foreign currency exposure. Foreign exchange contracts are placed with a number of major financial institutions in order to minimize credit risk.

         WCI records these foreign exchange contracts at fair value in its consolidated balance sheet and the related gains or losses on these contracts are deferred in shareholders' equity (as a component of comprehensive income). These deferred gains and losses are recognized in income in the period in which the related royalties being hedged are received and recognized in income. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the royalties being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in income.

                              TWE GENERAL PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         At December 31, 2000, Time Warner had contracts for the sale of $648 million and the purchase of $582 million of foreign currencies at fixed rates and WCI had $628 million of foreign exchange sale contracts and $687 million of foreign exchange purchase contracts. WCI's contracts related to its foreign currency exposure, and consisted primarily of contracts in a net purchase position including English pounds (97% of net contract position related to WCI), European currency (50%), Australian dollars (69%) and New Zealand dollars (99%), offset in part by contracts in a net sales position, primarily Japanese yen (225%). In 1999 WCI had contracts for the sale of $442 million and purchase of $217 million of foreign currencies. WCI had deferred approximately $5 million of net gains on foreign exchange contracts at December 31, 2000, which is all expected to be recognized in income over the next twelve months. For the years ended December 31, 2000, 1999 and 1998, WCI recognized $7 million in losses, $25 million in losses and $7 million in losses, respectively, on foreign exchange contracts, which were or are expected to be largely offset by corresponding decreases and increases, respectively, in the dollar value of foreign currency royalty payments that have been or are anticipated to be received in cash from the sale of U.S. copyrighted products abroad.

12. GEOGRAPHICAL INFORMATION

         Information as to WCI's operations in different geographical areas is as follows:


                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -----------------------------
                                                                                   2000         1999        1998
                                                                                   ----         ----        ----
                                                                                             (MILLIONS)
         REVENUES(a)
         United States.........................................................    $2,221      $2,069      $2,200
         United Kingdom........................................................       294         269         257
         Germany...............................................................       326         345         316
         Japan.................................................................       295         221         252
         France................................................................       139         146         148
         Other international...................................................       873         883         939
                                                                                   ------      ------      ------

         Total.................................................................    $4,148      $3,933      $4,112
                                                                                   ======      ======      ======

------------------
(a)  Revenues are attributable to countries based on location of customer.

         Because a substantial portion of WCI's international revenues is derived from the sale of U.S. copyrighted products abroad, assets located outside the United States are not material.

13. COMMITMENTS AND CONTINGENCIES

         WCI's total rent expense amounted to $59 million in 2000, $49 million in 1999 and $60 million in 1998. The minimum rental commitments of WCI under noncancellable long-term operating leases are: 2001 - $51 million; 2002 - $50 million; 2003 - $47 million; 2004 - $45 million; 2005 - $64 million and after 2005 - $255 million.

         WCI's minimum commitments and guarantees under certain artists and other agreements at December 31, 2000 aggregated approximately $609 million, which are payable principally over a five-year period. Each General Partner is jointly and severally liable for all liabilities, commitments and contingencies of TWE and the Time Warner Service Partnerships, except for approximately $5.8 billion of TWE's indebtedness and accrued interest, which is recourse to each General Partner only to the extent of its guarantee (Note 7).

         WCI is subject to various class action lawsuits as well as actions that have been brought by various state attorneys general alleging collusive and other illegal pricing practices by the major record companies in their capacity

                              TWE GENERAL PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

as distributors of compact discs. Although management believes these cases are without merit, adverse jury verdicts could result in a material loss to WCI. Due to the lack of specificity to plaintiffs' claims, a range of loss is not determinable at this time.

         TWE is subject to a civil action brought by a former cable television competitor in New York City alleging violations of the antitrust laws. The case is presently scheduled for trial to begin on February 14, 2001. Although management believes these allegations are without merit, an adverse jury verdict could result in a material loss to TWE. Due to the vague nature of both plaintiffs' claims and their assertions of damages, a range of loss is not determinable at this time.

         TWE is subject to certain litigation relating to Six Flags. In December 1998, a jury returned an adverse verdict in the Six Flags matter in the amount of $454 million. As described in Note 4 to the accompanying TWE consolidated financial statements, TWE appealed the verdict, but, in July 2000, an appellate court unexpectedly affirmed the jury's verdict. As a result, TWE revised its estimate of its financial exposure and recorded a one-time, pretax charge of $50 million in 2000 to cover its additional financial exposure in excess of established reserves.

         The General Partners and TWE are subject to numerous other legal proceedings. In management's opinion and considering established reserves, the resolution of these matters will not have a material effect, individually and in the aggregate, on the financial statements of the General Partners.

14. RELATED PARTY TRANSACTIONS

         In the normal course of conducting their businesses, the General Partners have had various transactions with Time Warner, TW Companies and TWE units, generally on terms resulting from a negotiation between the affected units that in management's view results in reasonable allocations. Employees of WCI participate in various Time Warner medical, stock option and other benefit plans for which WCI is charged its allocable share of plan expenses, including administrative costs. ATC does not have a significant number of employees. Time Warner's corporate group provides various other services to WCI. The consolidated financial statements of the General Partners include transactions with Time Warner relating to domestic income taxes or tax benefits (Note 8). The Music division of WCI provides home videocassette distribution services to certain TWE operations.

         TW Companies had a credit agreement with TWE allowing it to borrow up to $400 million from TWE through September 15, 2000. During 1999, TW Companies used a portion of the proceeds received from the final distribution of the senior priority capital interests in TWE to repay all $400 million of outstanding borrowings under this agreement.

         WCI earned interest income at a rate of 6.7% from TW Companies on a $610 million note receivable, which was received in December 1997 in exchange for WCI's common stock of Hasbro. During 2000, WCI's note receivable from TW Companies, including accrued interest, was settled through a WCI noncash dividend in the amount of $695 million. In addition, WCI has had transactions with the Columbia House Company partnership and other music joint ventures and with equity investees of Time Warner, generally with respect to sales of product in the ordinary course of business.

15. ADDITIONAL FINANCIAL INFORMATION

         As of December 31, 2000, WCI had an accounts receivable securitization facility, which provides for the accelerated receipt of up to $330 million of cash on available receivables. In connection with this securitization facility,

                              TWE GENERAL PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

WCI sells, on a revolving and nonrecourse basis, certain of its accounts receivables ("Pooled Receivables") to a wholly owned, special purpose entity which, in turn, sells a percentage ownership interest in the Pooled Receivables to a third-party, commercial paper conduit sponsored by a financial institution. Losses recognized by WCI in connection with the sale of these accounts receivable were $57 million in 2000, $40 million in 1999 and $19 million in 1998. In addition, WCI services the Pooled Receivables on behalf of the special purpose entity. Income received by WCI in exchange for this service is equal to the prevailing market rate for such services and has not been material in any period. WCI retains an ownership interest in the Pooled Receivables in the form of an interest-bearing note receivable. The note receivable, which has been adjusted to reflect the portion that is not expected to be collectible, bears an interest rate that varies with the prevailing market interest rates. For this reason and because the accounts receivables underlying the retained ownership interest that are sold to the special purpose entity are generally short term in nature, the fair value of the note receivable approximated its carrying value at both December 31, 2000 and 1999. This securitization transaction has been accounted for as a sale in accordance with FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Accordingly, accounts receivables sold under this securitization program have been reflected as a reduction in receivables in the accompanying consolidated balance sheet. Net proceeds received (repaid) under this securitization program were $(20) million in 2000, $145 million in 1999 and $(245) million in 1998.

         Additional financial information with respect to cash flows is as follows:


                                                                         YEARS ENDED DECEMBER 31,
                                                         ---------------------------------------------------------
                                                             2000                   1999                  1998
                                                         -------------       -----------------     ---------------
                                                         WCI      ATC          WCI       ATC         WCI      ATC
                                                         ----    -----         ---       ---         ---      ---
                                                                                  (MILLIONS)
         Cash payments made for interest.............   $  11   $    -       $  17    $    -       $  11    $   -
         Cash payments made for income taxes, net....      73      122         805       442         208       65
         Tax-related distributions received from
            TWE......................................     453      312         205       142         186      128
         Noncash capital distributions, net..........     221      152        (230)     (158)       (577)    (396)


         Noncash financing activities in 2000 included the settlement of WCI's note receivable from TW Companies through a WCI dividend in the amount of $695 million to TW Companies. Noncash investing activities in 1998 included the Time Warner Telecom Reorganization (Note 3).

         Other current liabilities of WCI consist of:


                                                                                                    DECEMBER 31,
                                                                                                 -----------------
                                                                                                 2000         1999
                                                                                                 ----         ----
                                                                                                     (MILLIONS)
         Accrued expenses...................................................................     $263        $263
         Accrued compensation...............................................................      176         199
         Accrued income taxes...............................................................       37          19
         Deferred revenues..................................................................       39          53
                                                                                                 ----        ----
         Total..............................................................................     $515        $534
                                                                                                 ====        ====

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS OF
WARNER COMMUNICATIONS INC.
AMERICAN TELEVISION AND COMMUNICATIONS CORPORATION


         We have audited the accompanying consolidated balance sheets of Warner Communications Inc. ("WCI") and American Television and Communications Corporation ("ATC"), as of December 31, 2000 and 1999, and the related consolidated statements of operations, cash flows and shareholders' equity for each of the three years in the period ended December 31, 2000. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WCI and ATC at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

         As discussed in Note 1 to the consolidated financial statements, in 2000 Time Warner Inc. and Time Warner Entertainment Company, L.P. each changed their film accounting method.

                                       ERNST & YOUNG LLP

New York, New York
January 31, 2001

                              TWE GENERAL PARTNERS
                         SELECTED FINANCIAL INFORMATION

WCI SELECTED HISTORICAL FINANCIAL INFORMATION

         Selected historical financial information is not presented for ATC because ATC has no independent business operations, nor does it have significant amounts of debt or other liabilities. The financial position and results of operations of ATC are principally derived from its investments in TWE, TW Companies, Turner Broadcasting System, Inc. and Time Warner Telecom and its revolving credit agreement with TW Companies.

         The selected historical financial information of WCI set forth below has been derived from and should be read in conjunction with the consolidated financial statements and other financial information of WCI presented elsewhere herein. Capitalized terms are as defined and described in such consolidated financial statements, or elsewhere herein.

         The selected historical financial information for 1997 reflects the merger of two former General Partners, Warner Cable Communications Inc.
("WCCI") and Time Warner Operations Inc. ("TWOI"), into WCI (the "WCCI
Merger" and the "TWOI Merger," respectively). The WCCI Merger had no effect on the consolidated financial statements of WCI because WCCI was a consolidated subsidiary of WCI prior to the merger and, as such, WCCI's net assets, operating results and cash flows were already included in the consolidated financial statements of WCI. The TWOI Merger was accounted for as a merger of entities under common control, similar to the pooling-of-interest method of accounting for business combinations. Accordingly, the selected financial information of WCI has been restated to reflect the TWOI Merger for all periods presented.


                                                                          YEARS ENDED DECEMBER 31,
                                                          -------------------------------------------------------
SELECTED OPERATING STATEMENT INFORMATION                   2000        1999        1998         1997        1996
                                                           ----        ----        ----         ----        ----
                                                                                (MILLIONS)
Revenues(a)...........................................    $4,148      $3,933       $4,112      $3,776     $ 4,011
Business segment operating income.....................       202         195          203         136         292
Equity in pretax income of TWE(b).....................       539       1,724          248         428         166
Interest expense......................................       (10)        (14)         (13)        (13)        (24)
Other income (expense), net(c)........................      (195)        141           41         475         (11)
Income before cumulative effect of accounting
     change and extraordinary item....................       246       1,207          218         522         185
Net income............................................        44       1,207          218         514         185

------------------
(a) Revenues reflect the provisions of SAB 101, which was adopted in the fourth quarter of 2000. The impact of SAB 101 was to increase revenues and costs by equal amounts of $135 million in 2000, $99 million in 1999, $87 million in 1998, $85 million in 1997 and $62 million in 1996.
(b) Includes approximately $14 million in 2000, $1.402 billion in 1999, $(53) million in 1998 and $265 million in 1997, relating to WCI's proportionate share of net gains (losses) recognized by TWE in connection with the sale or exchange of cable television systems and other investment-related assets in 1999, 1998 and 1997, a pretax charge of $50 million recognized in 2000 in connection with the Six Flags litigation, pretax gains of $10 million recognized in 2000, $40 million recognized in 1999 and $30 million recognized in 1998 related to the partial recognition of a deferred gain in connection with the 1998 sale of Six Flags, a pretax gain in connection with the early termination and settlement of a long-term, home video distribution agreement in 1999, a pretax gain relating to the sale of an interest in CanalSatellite in 1999 and a pretax noncash charge relating to Warner Bros.'s retail stores.
(c) Includes a $115 million noncash pretax charge in 2000 to reduce the carrying value of WCI's investment in Columbia House to an estimate of fair value, an approximate $53 million pretax gain in 1999 relating to the Time Warner Telecom IPO and a $437 million pretax gain in connection with the disposal of WCI's interest in Hasbro in 1997.


                                                                              DECEMBER 31,
                                                         ------------------------------------------------------
SELECTED BALANCE SHEET INFORMATION                       2000        1999         1998        1997         1996
                                                         ----        ----         ----        ----         ----
                                                                               (MILLIONS)

Total assets..........................................   $11,046     $11,481      $10,348     $10,490     $11,399
Shareholders' equity..................................     8,776       8,737        7,701       8,521       9,541

                              TWE GENERAL PARTNERS
              SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS OF WCI
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                   (MILLIONS)


                                                                              ADDITIONS
                                                                 BALANCE AT   CHARGED TO                 BALANCE AT
                                                                  BEGINNING    COSTS AND                     END
                                                                  OF PERIOD    EXPENSES   DEDUCTIONS      OF PERIOD
DESCRIPTION                                                       ---------    --------   ----------      ---------
-----------
2000:
Reserves deducted from accounts receivable:
     Allowance for doubtful accounts...........................     $  68       $   -      $  (18)(a)       $  50
     Reserves for sales returns and allowances.................       222         550        (555)(b)         217
                                                                    -----       -----      ------           -----
         Total.................................................     $ 290       $ 550      $ (573)          $ 267
                                                                    =====       =====      ======           =====

1999:
Reserves deducted from accounts receivable:
     Allowance for doubtful accounts...........................     $  79       $   5      $  (16)(a)       $  68
     Reserves for sales returns and allowances.................       199         691        (668)(b)         222
                                                                    -----       -----      ------           -----
         Total.................................................     $ 278       $ 696      $ (684)          $ 290
                                                                    =====       =====      ======           =====

1998:
Reserves deducted from accounts receivable:
     Allowance for doubtful accounts...........................     $  77       $  54      $  (52)(a)       $  79
     Reserves for sales returns and allowances.................       187         330        (318)(b)         199
                                                                    -----       -----      ------           -----
         Total.................................................     $ 264       $ 384      $ (370)          $ 278
                                                                    =====       =====      ======           =====

------------------
(a)  Represents uncollectible receivables charged against the reserve.
(b)  Represents returns or allowances applied against the reserve.